IRREVOCABLE PROXY

     In consideration of the negotiations and discussions which have occurred to date between Dolco Packaging Corp. (the "Company"), MST Partners, L.P. ("MST L.P.") and MST Offshore Partners C.V. ("MST C.V.") (MST L.P. and MST C.V. collectively referred to as "Purchaser") and in order to induce Purchaser to execute and deliver the Agreement and Plan of Merger among Purchaser, Packaging Acquisition Corp. and the Company, dated as of November 7, 1995, as may be amended (the "Merger Agreement"), and to proceed with the merger, pursuant to which the undersigned, as (a) holder of shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company, will receive an amount in cash equal to $21.00 per share, and/or (b) a holder of shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of the Company, will receive an amount in cash equal to $4.00 per share, plus accrued and unpaid dividends thereon, the undersigned hereby irrevocably appoints J. Andrew McWethy, Barry A. Solomon and Stephen A. Tuttle, and each of them, or any other designee of Purchaser, the attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of the Common Stock and Preferred Stock now owned or hereafter acquired by the undersigned which the undersigned is entitled to vote (the "Shares") at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company or otherwise (i) in favor of adoption of the Merger Agreement and each of the transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration to be received by the holders of shares of Common Stock and Preferred Stock, and (ii) against any other proposal (including any proposals raised by, or initiated by, Purchaser or any of its affiliates) involving the merger, consolidation, sale of assets, business combination or other transaction resulting in a change in control of the Company.

     This Proxy is coupled with an interest and is irrevocable. This Proxy will terminate at 5:00 p.m., Eastern Standard Time, on February 29, 1996. This Proxy shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     The undersigned further agrees that it will not voluntarily sell, assign, transfer or otherwise convey any of the Shares prior to the termination of this Proxy.

			   THE DOW CHEMICAL COMPANY

			   By:     \s\
			   Name:   J. P. Reinhard
			   Title:  Financial Vice President,
			   Treasurer and Chief Financial Officer


Dated:   As of January 23, 1996